EXHIBIT 99.1

MoneyGram International Reports First Quarter 2015 Financial Results

  Self-service money transfer revenue grew 45 percent; now represents 11 percent of money transfer revenue
  U.S. Outbound transaction growth accelerated to 15 percent
  Non-U.S. send transaction growth accelerated to 14 percent

DALLAS, TX (May 1, 2015) (GLOBE NEWSWIRE) -- MoneyGram (NASDAQ:MGI), a provider of innovative money transfer services, today reported financial results for its first quarter ending March 31, 2015.

"Our financial results reflect the impact from a full quarter of both our new U.S.-to-U.S. low pricing and the grow-over of the competitive product, which significantly reduced revenue and cash flow in the first quarter. However, the resilience of our U.S. Outbound and Non-U.S. sends along with our investments in emerging markets and innovative new technologies are successfully positioning MoneyGram for a return to double-digit growth in the fourth quarter," said Pamela H. Patsley, MoneyGram's chairman and CEO. "Our investments in self-service solutions yielded 45 percent revenue growth and 55 percent transaction growth in the quarter. With 11 percent of our money transfer revenue now generated from innovative self-service channels, we are at the forefront of leading consumers to technology-enabled cash and digital money transfers."

Money Transfer Highlights

  Money transfer transaction growth was flat and revenue in the quarter was $286.8 million. This represented a decline in revenue of 12 percent on a reported basis and a 7 percent decline on a constant currency basis as compared to the prior year.

  Excluding U.S.-to-U.S. transactions originated at Walmart, money transfer transactions increased 13 percent and constant currency revenue growth was 6 percent.

  Money transfer results in the first quarter of 2015 reflect the continued strength in the Company's U.S. Outbound and Non-U.S. send transaction growth, offset by the impact of our U.S.-to-U.S. pricing initiative implemented in 2014.

◦  U.S. Outbound transactions grew 15 percent year-over-year, the 14th consecutive quarter of double-digit growth. Significant increases in sends to Latin America and Africa led to strong results. U.S.-to-Mexico transactions grew 12 percent and MoneyGram continued to gain share in this important corridor.

◦  Non-U.S. send transactions grew 14 percent, accelerating from 12 percent year-over-year growth in the fourth quarter of 2014 led by sends from the Middle East and Western Europe.

◦  U.S.-to-U.S. transactions declined 37 percent which was an improvement from a 40 percent decline in the fourth quarter of 2014. The rate of decline in the U.S.-to-U.S. business began to improve in December driven by our new low pricing and innovative self-service product solutions.

  U.S. Outbound and Non-U.S. sends now represent 86 percent of money transfer revenue and grew 10 percent on a constant currency basis in the quarter.

Self-Service Highlights

  Self-service money transfer results in the first quarter were excellent, powered by the strength of MoneyGram Online and the roll-out of kiosks with CVS in the U.S. and PrivatBank in Ukraine.

◦  Self-service money transfer transactions increased 55 percent, and now represent 13 percent of money transfer transactions.

◦  Self-service money transfer revenue grew 45 percent over the prior year, and represents 11 percent of money transfer revenue. Annualizing the first quarter, these channels generate more than $125 million of revenue and continue to grow. This momentum highlights MoneyGram's strength in technology-enabled money transfer services.

  MoneyGram Online transactions increased 21 percent and revenue was up 11 percent over the prior year propelled by strong customer acquisition.

Financial Results

  Total revenue for the first quarter was $330.6 million, a decrease of 12 percent on a reported basis and 8 percent on a constant currency basis compared to the prior year. Investment revenue declined $4.3 million primarily due to one-time returns on legacy investments realized in the first quarter of last year.

  The Company reported EBITDA of $31.1 million and a pre-tax loss of $9.4 million. Results included:

◦  $9.9 million of expense related to reorganization and restructuring costs

◦  $6.1 million of stock-based, contingent and incentive compensation expense

◦  $5.5 million of expense related to the compliance enhancement program

◦  $1.9 million of expense related to direct monitor costs.

  Adjusted EBITDA was $54.6 million and Adjusted EBITDA margin was 16.5 percent. Margin declines were primarily driven by the pricing initiative in the U.S.-to-U.S. business. The Company anticipates improving margin trends in the latter half of the year as savings from its reorganization and restructuring program begin to be realized.

  Diluted loss per common share was $1.16 and adjusted diluted earnings per share was $0.11 which excludes the tax expense due to the court decision in the IRS tax matter. The Company recorded a full reserve for this matter in the quarter which increased income tax expense by $63.7 million.

  Adjusted free cash flow was negative $34.3 million due to the repositioning of the U.S.-to-U.S. business, investments in the global transformation program and signing bonus payments. The Company anticipates total cash tax payments of approximately $60 million due to the IRS tax litigation during 2015.

Global Transformation Program

The Company incurred total cash outlays of $12.1 million in the first quarter as part of our compliance enhancement program, comprised of $5.5 million in operating expense and $6.6 million of capital expenditures. The Company has incurred total cash outlays of $61.1 million, comprised of $32.2 million in operating expense and capital expenditures of $28.9 million since the program was announced in February 2014. A component of the new system went live this month representing a key milestone for the project.

In the first quarter restructuring and reorganization cash outlays were $9.9 million. The Company is moving more operations than originally anticipated to its global business center in Poland further improving its cost structure. Additional cash outlays above its original projections of about $5 million are now anticipated with total annualized savings of $25 million exceeding the goal of $15 to $20 million exiting 2015.

"We have made significant progress on our global transformation initiative with the April launch of the first module in our new market-leading compliance system and the opening of our new global business center in Poland earlier this year," said Patsley. "The global transformation program we announced in February of last year is a complex initiative requiring significant investment, steadfast dedication and broad coordination across the entire organization. Midway through the program, I am pleased with our progress and recent success.  When fully implemented, this program will result in a more efficient company with enhanced global compliance capabilities. The entire MoneyGram team is energized and focused."

Full Year 2015 Outlook

The Company's outlook for 2015 is unchanged. For the full-year 2015, the Company estimates constant currency revenue growth to be approximately flat.

For Adjusted EBITDA, the Company estimates a decline of approximately 8 to 12 percent on a constant currency basis for the full-year 2015. The Company anticipates that its 2015 results for both revenue and Adjusted EBITDA will be lower in the first half of the year, improving to year-over-year double-digit constant currency growth in the fourth quarter.

Non-GAAP Measures

In addition to results presented in accordance with GAAP, this press release and related tables include certain non-GAAP financial measures, including a presentation of EBITDA (earnings before interest, taxes, depreciation and amortization, including agent signing bonus amortization), Adjusted EBITDA (EBITDA adjusted for significant items), Adjusted EBITDA margin and Adjusted Free Cash Flow (Adjusted EBITDA less cash interest expense, cash tax expense, cash payments for capital expenditures and agent signing bonuses), constant currency measures, adjusted diluted earnings per share and adjusted net income. In addition, we also present adjusted operating income and adjusted operating margin for our two reporting segments. The following tables include a full reconciliation of non-GAAP financial measures to the related GAAP financial measures. The equivalent GAAP financial measures for projected results are not provided as we are not able to predict results inclusive of currency changes.

We believe that these non-GAAP financial measures provide useful information to investors because they are an indicator of the strength and performance of ongoing business operations. These calculations are commonly used as a basis for investors, analysts and other interested parties to evaluate and compare the operating performance and value of companies within our industry. Finally, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, adjusted free cash flow, constant currency, adjusted diluted earnings per share and adjusted net income figures are financial and performance measures used by management in reviewing results of operations, forecasting, allocating resources or establishing employee incentive programs. Although MoneyGram believes the above non-GAAP financial measures enhance investors' understanding of its business and performance, these non-GAAP financial measures should not be considered in isolation or as substitutes for the accompanying GAAP financial measures.

Description of Tables

Table One – Consolidated Statements of Operations

Table Two – Segment Results

Table Three – Segment Reconciliations

Table Four – EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Free Cash Flow

Table Five – Consolidated Balance Sheets

Table Six – Adjusted Net Income and Adjusted Diluted EPS

Conference Call

MoneyGram International will host a conference call today at 8:00 a.m. CDT, 9:00 a.m. EDT, to discuss its results. Pamela H. Patsley, chairman and chief executive officer, will host the call.

Participant Dial-In Numbers:

U.S.:                1-888-245-0918

International:   +1-913-312-1456

Replay:            1-877-870-5176 or + 1-858-384-5517

Replay ID:         1639028

Replay is available through May 8, 2015

About MoneyGram International, Inc.

MoneyGram is a global provider of innovative money transfer services and is recognized worldwide as a financial connection to friends and family. Whether online, or through a mobile device, at a kiosk or in a local store, we connect consumers any way that is convenient for them. We also provide bill payment services, issue money orders and process official checks in the U.S. More information about MoneyGram International, Inc. is available at moneygram.com.

Forward Looking Statements

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to, among other things, the financial condition, results of operations, plans, objectives, future performance and business of MoneyGram and its subsidiaries. Forward-looking statements can be identified by words such as "believes," "estimates," "expects," "projects," "plans," "will," "should," "could," "would," "goals," "anticipates" and other similar expressions. These forward-looking statements speak only as of the date they are made, and MoneyGram undertakes no obligation to publicly update or revise any forward-looking statement, except as required by federal securities law. These forward-looking statements are based on management's current expectations and are subject to certain risks, uncertainties and changes in circumstances due to a number of factors. These factors include, but are not limited to: our ability to compete effectively; our ability to maintain key agent or biller relationships, or a reduction in business or transaction volume from these relationships, including our largest agent, Walmart, whether through the introduction by Walmart of a competing "white label" branded money transfer product or otherwise; the impact of our new U.S.-to-U.S. pricing strategy; our ability to manage fraud risks from consumers or agents; the ability of us and our agents to comply with U.S. and international laws and regulations; litigation or investigations involving us or our agents, including the outcome of ongoing investigations by several state governments, which could result in material settlements, fines or penalties, revocation of required licenses or registrations, terminations of contracts, other administrative actions, lawsuits or associated negative publicity; uncertainties relating to compliance with and the impact of the deferred prosecution agreement entered into with the U.S. federal government and the effect of the deferred prosecution agreement on our reputation and business; regulations addressing consumer privacy, data use and security; our offering of money transfer services through agents in regions that are politically volatile or, in a limited number of cases, are subject to certain restrictions by the Office of Foreign Assets Control; changes in tax laws or an unfavorable outcome with respect to the audit of our tax returns or tax positions, or a failure by us to establish adequate reserves for tax events; our substantial debt service obligations, significant debt covenant requirements and credit ratings; sustained financial market illiquidity, or illiquidity at our clearing, cash management and custodial financial institutions; our significant exposure to loss in the event of a major bank failure or a loss of liquidity in the bank deposit market; the ability of us and our agents to maintain adequate banking relationships; concerns regarding the financial health of certain European countries; a security or privacy breach in systems, networks or databases on which rely; disruptions to our computer network systems and data centers; continued weakness in economic conditions, in both the U.S. and global markets; weakened consumer confidence in our business or money transfers generally; a significant change, material slow down or complete disruption of international migration patterns; our ability to manage credit risks from our retail agents and official check financial institution customers; our ability to retain partners to operate our official check and money order businesses; our ability to successfully develop and timely introduce new and enhanced products and services or investments in unsuccessful new products, services or infrastructure changes; our ability to manage risks associated with our international sales and operations; our ability to adequately protect our brand and intellectual property rights and to avoid infringing on the rights of others; our ability to attract and retain key employees; our ability to manage risks related to the operation of retail locations and the acquisition or start-up of businesses; our ability to maintain effective internal controls; our capital structure and the special voting rights provided to designees of Thomas H. Lee Partners, L.P. on our Board of Directors; whether we will be able to implement the global reorganization and restructuring initiative as planned; whether the expected amount of costs associated with such initiative will exceed our forecasts; whether we will be able to realize the full amount of estimated savings from such initiative; and the risks and uncertainties described in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of MoneyGram's public reports filed with the SEC, including MoneyGram's annual report on Form 10-K for the year ended December 31, 2014.

TABLE ONE
MONEYGRAM INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
(Amounts in millions, except per share data)	2015	2014	2015 vs 2014

REVENUE
Fee and other revenue	$ 327.7	$ 367.7	$(40.0)
Investment revenue	2.9	7.2	(4.3)
Total revenue	330.6	374.9	(44.3)

Total revenue growth, as reported	(12)%
Total revenue growth, constant currency	(8)%

OPERATING EXPENSES
Fee and other commissions expense	153.4	170.9	(17.5)
Investment commissions expense	0.1	0.1	—
Total commissions expense	153.5	171.0	(17.5)
Compensation and benefits	74.7	69.7	5.0
Transaction and operations support	70.4	71.3	(0.9)
Occupancy, equipment and supplies	15.5	12.8	2.7
Depreciation and amortization	14.8	13.1	1.7
Total operating expenses	328.9	337.9	(9.0)
OPERATING INCOME	1.7	37.0	(35.3)
OTHER EXPENSE
Interest expense	11.1	9.7	1.4
Total other expense	11.1	9.7	1.4
(Loss) income before income taxes	(9.4)	27.3	(36.7)
Income tax expense (benefit)	62.6	(11.7)	74.3
NET (LOSS) INCOME	$(72.0)	$ 39.0	$(111.0)

(LOSS) EARNINGS PER COMMON SHARE
Basic	$(1.16)	$ 0.54	$(1.70)
Diluted	$(1.16)	$ 0.54	$(1.70)

Weighted-average outstanding common shares and equivalents used in computing (loss) earnings per share
Basic (1)	62.0	71.6	(9.6)
Diluted (1)	62.0	71.9	(9.9)

(1) Includes common stock equivalents of 8.9 million for the three months ended March 31, 2015. The following weighted-average potential common shares are excluded from diluted (loss) earnings per common share as their effect is anti-dilutive. All potential common shares are anti-dilutive in periods of net loss available to common stockholders.

Shares related to stock options	3.7	3.5
Shares related to restricted stock units	2.7	1.2

TABLE TWO
MONEYGRAM INTERNATIONAL, INC.
SEGMENT RESULTS
(Unaudited)

Global Funds Transfer
	Three Months Ended March 31,
(Amounts in millions)	2015	2014	2015 vs 2014

Money transfer revenue:
Fee and other revenue	$ 286.8	$ 326.1	$(39.3)
Bill payment revenue:
Fee and other revenue	25.5	25.6	(0.1)
Total revenue	$ 312.3	$ 351.7	$(39.4)

Total commissions expense	$ 153.3	$ 170.7	$(17.4)

Operating (loss) income	$ 0.2	$ 31.5	$(31.3)

Operating margin	0.1%	9.0%

Money transfer revenue growth, as reported	(12)%
Money transfer revenue growth, constant currency	(7)%

Financial Paper Products
	Three Months Ended March 31,
(Amounts in millions)	2015	2014	2015 vs 2014

Money order revenue:
Fee and other revenue	$ 12.2	$ 12.3	$(0.1)
Investment revenue	0.9	2.1	(1.2)
Official check revenue:
Fee and other revenue	3.2	3.7	(0.5)
Investment revenue	2.0	5.1	(3.1)
Total revenue	$ 18.3	$ 23.2	$(4.9)

Total commissions expense	$ 0.2	$ 0.3	$(0.1)

Operating income	$ 5.4	$ 9.8	$(4.4)

Operating margin	29.5%	42.2%

TABLE THREE
MONEYGRAM INTERNATIONAL, INC.
SEGMENT RECONCILIATIONS
(Unaudited)

Global Funds Transfer
	Three Months Ended March 31,
(Amounts in millions)	2015	2014	2015 vs 2014

Revenue (as reported)	$ 312.3	$ 351.7	$(39.4)

Adjusted operating income	$ 19.3	$ 44.4	$(25.1)

Reorganization and restructuring costs	(8.4)	(2.7)	(5.7)
Compliance enhancement program	(5.1)	(6.6)	1.5
Direct monitor costs	(1.9)	(0.8)	(1.1)
Stock-based compensation expense	(3.7)	(2.8)	(0.9)
Total adjustments	(19.1)	(12.9)	(6.2)

Operating (loss) income (as reported)	$ 0.2	$ 31.5	$(31.3)

Adjusted operating margin	6.2%	12.6%
Total adjustments	(6.1)%	(3.7)%
Operating margin (as reported)	0.1%	9.0%

Financial Paper Products
	Three Months Ended March 31,
(Amounts in millions)	2015	2014	2015 vs 2014

Revenue (as reported)	$ 18.3	$ 23.2	$(4.9)

Adjusted operating income	$ 7.2	$ 10.8	$(3.6)

Reorganization and restructuring costs	(1.0)	(0.3)	(0.7)
Compliance enhancement program	(0.4)	(0.4)	—
Stock-based compensation expense	(0.4)	(0.3)	(0.1)
Total adjustments	(1.8)	(1.0)	(0.8)

Operating income (as reported)	$ 5.4	$ 9.8	$(4.4)

Adjusted operating margin	39.3%	46.6%
Total adjustments	(9.8)%	(4.3)%
Operating margin (as reported)	29.5%	42.2%

TABLE FOUR
MONEYGRAM INTERNATIONAL, INC.
EBITDA, ADJUSTED EBITDA, ADJUSTED EBITDA MARGIN AND ADJUSTED FREE CASH FLOW
(Unaudited)

	Three Months Ended March 31,
(Amounts in millions)	2015	2014	2015 vs 2014

(Loss) income before income taxes	$(9.4)	$27.3	$(36.7)
Interest expense	11.1	9.7	1.4
Depreciation and amortization	14.8	13.1	1.7
Amortization of agent signing bonuses	14.6	11.8	2.8
EBITDA	31.1	61.9	(30.8)

Significant items impacting EBITDA:
Reorganization and restructuring costs	9.9	3.1	6.8
Stock-based, contingent and incentive compensation (1)	6.1	3.5	2.6
Compliance enhancement program	5.5	7.1	(1.6)
Direct monitor costs	1.9	0.8	1.1
Legal and contingent matters (2)	0.1	0.4	(0.3)
Capital transaction costs (3)	—	1.1	(1.1)
Adjusted EBITDA	$ 54.6	$ 77.9	$ (23.3)

Adjusted EBITDA margin (4)	16.5%	20.8%	(4.3)%

Adjusted EBITDA growth, as reported	(30)%
Adjusted EBITDA growth, constant currency adjusted	(31)%

Adjusted EBITDA	$ 54.6	$ 77.9	$(23.3)
Cash interest expense	(10.4)	(9.1)	(1.3)
Cash tax expense	(7.6)	(0.1)	(7.5)
Cash payments for capital expenditures	(26.9)	(17.1)	(9.8)
Cash payments for agent signing bonuses	(44.0)	(4.9)	(39.1)
Adjusted Free Cash Flow	$(34.3)	$ 46.7	$(81.0)

(1) Stock-based compensation, contingent performance awards payable after three years and certain incentive compensation.
(2) Legal expenses represent legal fees and expenses primarily related to the U.S. Attorney's Office for the Middle District of Pennsylvania investigation and the IRS tax litigation.
(3) Professional and legal fees incurred for the April 2, 2014 equity transactions.
(4) Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by total revenue.

TABLE FIVE
MONEYGRAM INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Amounts in millions, except share data)	March 31, 2015	December 31, 2014
ASSETS
Cash and cash equivalents	$ 175.2	$ 250.6
Settlement assets (1)	3,535.9	3,533.6
Property and equipment, net	174.7	165.6
Goodwill	442.1	442.5
Other assets	251.0	249.9
Total assets	$ 4,578.9	$ 4,642.2

LIABILITIES
Payment service obligations	$ 3,535.9	$ 3,533.6
Debt	961.0	963.5
Pension and other postretirement benefits	123.2	125.7
Accounts payable and other liabilities	220.6	202.1
Total liabilities	4,840.7	4,824.9

STOCKHOLDERS' DEFICIT
Participating Convertible Preferred Stock - Series D, $0.01 par value, 200,000 shares authorized, 71,282 issued at March 31, 2015 and December 31, 2014	183.9	183.9
Common stock, $0.01 par value, 162,500,000 shares authorized, 58,823,567 shares issued at March 31, 2015 and December 31, 2014	0.6	0.6
Additional paid-in capital	986.8	982.8
Retained loss	(1,219.9)	(1,144.6)
Accumulated other comprehensive loss	(77.7)	(67.1)
Treasury stock: 5,629,285 and 5,734,338 shares at March 31, 2015 and December 31, 2014, respectively	(135.5)	(138.3)
Total stockholders' deficit	(261.8)	(182.7)
Total liabilities and stockholders' deficit	$ 4,578.9	$ 4,642.2

(1) As of December 31, 2014, we recast our Consolidated Balance Sheets to include the Settlement cash and cash equivalents, Receivables, net, Interest-bearing investments and Available-for-sale investment in a new balance sheet caption, entitled Settlement assets, in an amount equal to Payment service obligations. The historically reported Assets in excess of payment service obligations are now presented as unrestricted Cash and cash equivalents on the Consolidated Balance Sheets.

TABLE SIX
MONEYGRAM INTERNATIONAL, INC.
ADJUSTED NET INCOME and ADJUSTED DILUTED EPS
(Unaudited)

	Three Months Ended March 31,
	2015		2014
(Amounts in millions, except per share data)	Dollars	Diluted EPS Impact (1)	Dollars	Diluted EPS Impact (1)

Net income	$(72.0)	$(1.16)	$39.0	$0.54
Total adjustments (2)	23.5	0.38	16.0	0.22
Tax expense of adjustments (3)	(8.6)	(0.14)	(5.8)	(0.08)
Tax expense (benefit) from change to tax positions	63.7	1.03	(22.9)	(0.31)
Adjusted net income	$ 6.6	$ 0.11	$ 26.3	$ 0.37

Diluted weighted-average outstanding common shares and equivalents		62.0		71.9

(1) EPS impact is calculated as total net income dollars divided by weighted-average diluted outstanding common shares and equivalents for the period.
(2) See summary of adjustments in Table Four - EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Free Cash Flow.
(3) Tax rates used to calculate the tax expense impact are based on the nature of each adjustment.
CONTACT: MoneyGram International, Inc.
         Investor Relations:
         Eric Dutcher, 214-999-7508
         edutcher@moneygram.com

         Media Relations:
         214-303-9923
         media@moneygram.com